The information in this preliminary pricing supplement is not complete and may be changed.  A registration statement relating to the securities has been filed with the Securities and Exchange Commission.  This preliminary pricing supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of securities is not permitted.

Subject to Completion
Preliminary Pricing Supplement dated July 6, 2011

Preliminary Pricing Supplement No.88 to Product Prospectus Supplement No. EPN-1 dated April 7, 2011 and Prospectus dated May 18, 2010	Filed pursuant to Rule 424(b)(5) Registration Statement Nos. 333-162219 and 333-162219-01 July 6, 2011
The Royal Bank of Scotland plc (Issuer)
The Royal Bank of Scotland Group plc (Guarantor)

$ RBS Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the iShares® Russell 2000 Index Fund

■ 300% upside participation at maturity in any increase in the price per share of the iShares® Russell 2000 Index Fund, subject to a maximum return of 25% - 27% over the Original Offering Price.

■ Full downside exposure to any decrease in the price per share of the iShares® Russell 2000 Index Fund in excess of the 10% Buffer Amount.  Potential for substantial loss if the price per share of the iShares® Russell 2000 Index Fund falls below the Buffer Value.

■ Payment at maturity is subject to the creditworthiness of The Royal Bank of Scotland plc, as the issuer, and The Royal Bank of Scotland Group plc, as the guarantor of the issuer’s obligations under the securities.

■ 24-month term (approximately).

■ No periodic interest payments.

■ No listing on any securities exchange.

$1,000 Original Offering Price per RBS Capped Enhanced Participation NoteTM with Fixed Buffer
Expected* dates:
Pricing Date: July 26, 2011
Settlement Date: July 29, 2011
Maturity Date: July 31, 2013
CUSIP / ISIN No.: 78009PAZ4 / US78009PAZ45
*Expected. In the event that we make any change to the expected pricing date or settlement date, the maturity date will be changed so that the stated term of the securities remains the same.  See also “Clearance and Settlement” on page PS-17 of this pricing supplement.

The RBS Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the iShares® Russell 2000 Index Fund due July   , 2013 (together with the related guarantees, the “securities”) involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” beginning on page PS-6 of this pricing supplement and beginning on page S-16 of Product Prospectus Supplement No. EPN-1 (the “product supplement”).
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved the securities, or determined if this pricing supplement, the product supplement or the prospectus are truthful or complete.  Any representation to the contrary is a criminal offense.

	Per security	Total
Original Offering Price (1)	$1,000.00	$
Underwriting discount (2)	$ 10.00	$
Proceeds, before expenses, to The Royal Bank of Scotland plc	$ 990.00	$
(1) The value you might expect to receive if you were able to resell the securities on the pricing date is less than the Original Offering Price.  This is because the Original Offering Price includes the underwriting discount set forth above and also reflects our cost of hedging our obligations under the securities.  For additional information, see “Risk Factors—The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices” on page S-21 of the product supplement.  The Original Offering Price also does not include fees that you may be charged if you buy the securities through your registered investment advisers for managed fee-based accounts.
(2) RBS Securities Inc. (“RBSSI”) has entered into an agreement with SIP America LLC (“SIP America”), a registered broker-dealer and FINRA member, under which RBSSI will pay SIP America a fee in an amount equal to 0.50% of the face value of securities issued by The Royal Bank of Scotland plc on the settlement date in consideration for its role in marketing the securities.  No securities will be sold by RBSSI to or through SIP America in this offering.  For additional information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-17 of this pricing supplement.

RBS Securities Inc.
July   , 2011

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the iShares® Russell 2000 Index Fund due July , 2013
Summary

The RBS Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the iShares® Russell 2000 Index Fund due July   , 2013 (together with the related guarantees, each, a “security” and collectively, the “securities”) are senior unsecured obligations issued by us, The Royal Bank of Scotland plc, and are fully and unconditionally guaranteed by our parent company, The Royal Bank of Scotland Group plc.  The securities will rank equally with all of our senior unsecured indebtedness from time to time outstanding, and any payments due on the securities, including any repayment of your investment, will be subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.  The securities provide investors with enhanced upside participation, subject to a maximum return over the Original Offering Price, in a moderate increase, if any, in the price per share of the iShares® Russell 2000 Index Fund (the “Underlying Equity Fund”) from the Initial Value to the Final Value. Investors will not receive any interest payments, the return on the securities will never exceed the Capped Return, and the Payment at Maturity will never exceed the Maximum Payment per Security.  Investors must be willing to accept the risk of losing some or substantially all of their investment.

Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the product supplement.

Key Terms
Issuer:	The Royal Bank of Scotland plc (“RBS”)
Guarantor:	The Royal Bank of Scotland Group plc (“RBSG”)
Original Offering Price:	$1,000 per security
Term:	24 months (approximately)
Underlying Equity Fund:	The iShares® Russell 2000 Index Fund (Bloomberg ticker: IWM), which tracks the Russell 2000® Index (the “Target Index”).
Participation Rate:	300%. This represents three times upside participation in any increase in the price per share of the Underlying Equity Fund from the Initial Value to the Final Value, subject to the Capped Return.
Initial Value:	The closing price per share of the Underlying Equity Fund on the pricing date. The Initial Value will be determined by the Calculation Agent and set forth in the final pricing supplement.
Final Value:	The closing price per share of the Underlying Equity Fund on the Valuation Date multiplied by the Adjustment Factor.
Adjustment Factor:
Set initially at 1.0, but will be subject to adjustment upon the occurrence of certain corporate events affecting the Underlying Equity Fund as described in the accompanying product supplement under “Description of the Securities—Adjustment Events for Underlying Stocks and Underlying Funds.”

Reference Return:
Measures the percentage increase or decrease in the price per share of the Underlying Equity Fund from the Initial Value to the Final Value, and will be equal to:
Final Value – Initial Value
          Initial Value

Capped Return:
25% - 27% over the Original Offering Price per security.  The Capped Return represents a return over the full term of the security and not an annualized return.  The actual Capped Return will be determined on the pricing date and set forth in the final pricing supplement.

Maximum Payment per Security:	$1,250 - $1,270 per security. The actual Maximum Payment per Security will be determined on the pricing date and set forth in the final pricing supplement.
Buffer Amount (%):	10% (representing a protection against any decrease in the price per share of the Underlying Equity Fund up to the Buffer Value).
Buffer Value:	90% of the Initial Value, rounded to two decimal places. The actual Buffer Value will be determined on the pricing date and set forth in the final pricing supplement.
Valuation Date:
July   , 2013, the third Market Measure Business Day before the Maturity Date.  If a Market Disruption Event occurs or is continuing on the scheduled Valuation Date or if the scheduled Valuation Date is not a Market Measure Business Day, the Valuation Date will be postponed as described in the accompanying product supplement under “Description of the Securities—The Initial Value and the Final Value” and “Description of the Securities—Market Disruption Events.”

Maturity Date:	July , 2013. If the Valuation Date is postponed, the Maturity Date will be the third business day following the Valuation Date, as postponed.
Payment at Maturity:	On the Maturity Date, you will be entitled to receive a cash payment per security determined by the Calculation Agent as described on the following page.
Calculation Agent:	RBS Securities Inc., an affiliate of RBS

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the iShares® Russell 2000 Index Fund due July , 2013
Determining the Payment at Maturity

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the iShares® Russell 2000 Index Fund due July , 2013
Examples of Payment at Maturity Calculations

Set forth below are four hypothetical examples of Payment at Maturity calculations (rounded to two decimal places), reflecting the following values and hypothetical data:

•	the Participation Rate of 300%;

•	the Buffer Amount of 10% (representing a protection against any decrease in the price per share of the Underlying Equity Fund up to the Buffer Value);

•	the hypothetical Initial Value of 84.05 (the closing price per share of the Underlying Equity Fund on July 5, 2011);

•	the hypothetical Buffer Value of 75.65 (90% of the hypothetical Initial Value, rounded to two decimal places); and

•	the hypothetical Capped Return of 26% over the Original Offering Price per security (the midpoint of the Capped Return range of 25% to 27%).

Any payment at maturity is subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.

EXAMPLE 1 — The hypothetical Final Value is 58.84 (which is 30% below the hypothetical Initial Value), representing a decrease in the price per share of the Underlying Equity Fund by more than the Buffer Amount:

Reference Return	=	58.84 – 84.05	=	-30%
84.05

Payment at Maturity (per security) = $1,000 + [$1,000 x (-30% + 10%)] = $800 (i.e., a 20% loss).

If the price per share of the Underlying Equity Fund has decreased from the Initial Value to the Final Value by a percentage that is greater than the Buffer Amount (i.e., if the Final Value is less than the Buffer Value), your investment will be fully exposed to any decline of the Underlying Equity Fund beyond the Buffer Amount, and you could lose some or most (up to 90% of the Original Offering Price) of your investment.

EXAMPLE 2 — The hypothetical Final Value is 75.65 (which is 10% below the hypothetical Initial Value), representing a decrease in the price per share of the Underlying Equity Fund equal to the Buffer Amount:

Reference Return	=	75.65 – 84.05	=	-10%
84.05

Payment at Maturity (per security) = $1,000 (i.e., a 0% return).

If the price per share of the Underlying Equity Fund has decreased from the Initial Value to the Final Value by a percentage that is not greater than the Buffer Amount (i.e., if the Final Value is less than the Initial Value, but is equal to or greater than the Buffer Value), the Payment at Maturity will equal the $1,000 Original Offering Price.

EXAMPLE 3 — The hypothetical Final Value is 88.25 (which is 5% above the hypothetical Initial Value):

Reference Return	=	88.25 – 84.05	=	5%
84.05

Payment at Maturity (per security) will be equal to the lesser of:

(a) $1,000 + ($1,000 x 300% x 5%) = $1,150; and
(b) $1,000 + ($1,000 x 26%) = $1,260.

Payment at Maturity (per security) = $1,150 (i.e., a 15% return).

EXAMPLE 4 — The hypothetical Final Value is 109.27 (which is 30% above the hypothetical Initial Value):

Reference Return	=	109.27 – 84.05	=	30%
84.05

Payment at Maturity (per security) will be equal to the lesser of:

(a) $1,000 + ($1,000 x 300% x 30%) = $1,900; and
(b) $1,000 + ($1,000 x 26%) = $1,260.

Payment at Maturity (per security) = $1,260 (i.e., a 26% return).

The Payment at Maturity cannot exceed the Maximum Payment per Security.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the iShares® Russell 2000 Index Fund due July , 2013

Hypothetical Payout Profile and Payment at Maturity

For purposes of illustration only, the Hypothetical Payout Profile and Hypothetical Payment at Maturity below reflect the hypothetical returns at maturity and hypothetical payments at maturity per security for a range of hypothetical Final Values of the Underlying Equity Fund from +50% to -50%.  The Final Values presented below will not include any income generated by dividends paid on the shares of Underlying Equity Fund, which you would otherwise be entitled to receive if you invested in those shares directly.

The graph and chart reflect the Participation Rate of 300%, the Buffer Amount of 10%, the hypothetical Initial Value of 84.05 (the closing price per share of the Underlying Equity Fund on July 5, 2011), the hypothetical Buffer Value of 75.65 (90% of the hypothetical Initial Value, rounded to two decimal places), the hypothetical Capped Return of 26% over the Original Offering Price per security (the midpoint of the Capped Return range of 25% to 27%), and the hypothetical Maximum Payment per Security of $1,260 (the midpoint of the Maximum Payment per Security range of $1,250 to $1,270).  The actual Payment at Maturity that you are entitled to receive and the resulting return on your investment will depend on the actual Initial Value, Buffer Value, Capped Return and Maximum Payment per Security, which will be determined on the pricing date and set forth in the final pricing supplement.

Any payment at maturity is subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.

HYPOTHETICAL PAYOUT PROFILE

This graph reflects the hypothetical returns on the securities at maturity.  The green line reflects the hypothetical returns on the securities, while the dotted line reflects the return of a hypothetical direct investment in the Underlying Equity Fund, excluding dividends.

HYPOTHETICAL PAYMENT AT MATURITY
Final Value	Reference Return	Return on the Securities	Payment at Maturity per Security
126.08	50.00%	26.00%	$1,260.00
117.67	40.00%	26.00%	$1,260.00
109.27	30.00%	26.00%	$1,260.00
100.86	20.00%	26.00%	$1,260.00
92.46	10.00%	26.00%	$1,260.00
91.34	8.67%	26.00%	$1,260.00
88.25	5.00%	15.00%	$1,150.00
84.05	0.00%	0.00%	$1,000.00
79.85	-5.00%	0.00%	$1,000.00
75.65	-10.00%	0.00%	$1,000.00
67.24	-20.00%	-10.00%	$900.00
58.84	-30.00%	-20.00%	$800.00
50.43	-40.00%	-30.00%	$700.00
42.03	-50.00%	-40.00%	$600.00

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the iShares® Russell 2000 Index Fund due July , 2013
Risk Factors

There are important differences between the securities and a conventional debt security.  An investment in the securities involves significant risks, including those listed below.  You should carefully review the more detailed explanation of risks relating to the securities in the “Risk Factors” sections beginning on page S-16 of the product supplement.  We also urge you to consult with your investment, legal, accounting, tax, and other advisors before you invest in the securities.

•	The securities are not conventional debt securities—they do not pay interest and there is no principal protection; you may lose some or all of your investment in the securities.

•	The credit risk of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc, and their credit ratings and credit spreads may adversely affect the value of the securities.

•	The return on your initial investment is limited to the Capped Return and your Payment at Maturity is limited to the Maximum Payment per Security.

•	The Payment at Maturity will depend on the Final Value, which is determined only on a valuation date shortly before the maturity date.

•	The securities may not be a suitable investment for you.

•	Although we are a bank, the securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

•	The securities will not be listed on any securities exchange and there may be little or no secondary market for the securities.

•	The value of the securities prior to maturity will be influenced by many unpredictable factors, and may be less than the Original Offering Price.

•
In the event that we or RBSG, as guarantor, exercise our option to redeem the securities, as described in the section of the product supplement entitled “Description of the Securities—Optional Tax Redemption,” the amount of cash you will be entitled to receive upon redemption of the securities is uncertain.

•	An increase in the price per share of the Underlying Equity Fund may not increase the value of your securities.

•
The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices.

•	Hedging and trading activities by us or our affiliates may adversely affect your return on the securities and the value of the securities.

•	The holding of securities by our affiliates and future sales by our affiliates could be in conflict with your interests.

•	There may be potential conflicts of interest between security holders and the calculation agent or other of our affiliates.

•
RBSSI and its affiliates may publish reports, express opinions or provide recommendations that are inconsistent with investing in or holding the securities.  Any such reports, opinions or recommendations could affect the value of the Underlying Equity Fund and therefore the value of the securities.

•	The U.S. federal income tax consequences of an investment in the securities are unclear.

•	An investment in the securities is not the same as a direct investment in the Underlying Equity Fund or in the securities that comprise the Underlying Equity Fund.

•	Adjustments to the Underlying Equity Fund could adversely affect the securities.

•	We may engage in business with or involving one or more of the issuers of the securities comprising the Underlying Equity Fund or Target Index without regard to your interests.

•	We do not control the Underlying Equity Fund or any issuer whose securities comprise the Target Index and we are not responsible for any of their disclosure.

•	There may be limited anti-dilution protection.

•	The policies of the investment advisor for the Underlying Equity Fund could affect the value of the securities.

•	There are risks associated with the specific Underlying Equity Fund to which your securities are linked.

•	The Underlying Equity Fund may not always be able exactly to replicate the performance of the Target Index.

•	The return of the Underlying Equity Fund will be reduced by its expense ratio.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the iShares® Russell 2000 Index Fund due July , 2013
Investor Considerations

You may wish to consider an investment in the securities if:

•	You anticipate that the price per share of the Underlying Equity Fund will increase moderately from the Initial Value to the Final Value.

•	You accept that your investment may result in a loss, which could be significant, if the Final Value of the Underlying Equity Fund is less than the Initial Value by more than the Buffer Amount.

•	You accept that the return on the securities will not exceed the Capped Return.

•	You do not seek a current income stream from your investment.

•	You are willing to forgo interest payments on the securities such as fixed or floating rate interest paid on traditional interest bearing debt securities.

•
You seek exposure to the fluctuations in the price per share of the Underlying Equity Fund with no expectation of dividends or other benefits of owning the securities comprising the Underlying Equity Fund or Target Index.

•
You are willing to accept that a trading market is not expected to develop for the securities and you understand that secondary market prices for the securities, if any, will be affected by various factors, including our actual and perceived creditworthiness.

•	You are able to and willing to hold the securities until maturity.

•
You are willing to make an investment, the payments on which depend on the creditworthiness of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities.

The securities may not be an appropriate investment for you if:

•	You are not willing to be exposed to the fluctuations in the price per share of the Underlying Equity Fund.

•	You seek full principal protection or preservation of capital invested.

•
You believe the price per share of the Underlying Equity Fund will decrease from the Initial Value or that the price per share of the Underlying Equity Fund will not increase sufficiently over the term of the securities to provide you with your desired return.

•	You seek a return on your investment that will not be capped at the Capped Return.

•	You seek interest payments or other current income on your investment.

•	You want to receive dividends or other distributions paid on the securities included in the Underlying Equity Fund or Target Index.

•	You seek assurances that there will be a liquid market if and when you want to sell the securities prior to maturity.

•	You are unwilling or are unable to assume the credit risk associated with RBS, as the issuer, and RBSG, as the guarantor of the issuer’s obligations under the securities.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the iShares® Russell 2000 Index Fund due July , 2013
The Underlying Equity Fund

We have derived all information contained in this pricing supplement regarding the iShares® Russell 2000 Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, iShares® Trust, BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The iShares® Russell 2000 Index Fund is an investment portfolio maintained and managed by iShares® Trust.  BFA is currently the investment adviser to the iShares® Russell 2000 Index Fund. The iShares® Russell 2000 Index Fund is an exchange-traded fund (“ETF”) that trades on the NYSE Arca, Inc. (“NYSE Arca”) under the ticker symbol “IWM.” We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the iShares® Russell 2000 Index Fund. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the iShares® Russell 2000 Index Fund, please see the prospectus dated August 1, 2010. In addition, information about iShares® Trust and the iShares® Russell 2000 Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Disclaimer

The securities are not sponsored, endorsed, sold or promoted by BFA. BFA makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BFA has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

Investment Objective and Strategy

The iShares® Russell 2000 Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index. See “—The Russell 2000® Index” below for more information about the Russell 2000® Index. The iShares® Russell 2000 Index Fund’s investment objective and the Russell 2000® Index may be changed without shareholder approval.

The iShares® Russell 2000 Index Fund uses a representative sampling strategy (as described below under “—Representative Sampling”) to try to track the Russell 2000® Index. The iShares® Russell 2000 Index Fund generally invests at least 90% of its assets in the securities of the Russell 2000® Index and in depositary receipts representing securities of the Russell 2000® Index. The iShares® Russell 2000 Index Fund may invest the remainder of its assets in securities not included in the Russell 2000® Index, but which BFA believes will help the iShares® Russell 2000 Index Fund track the Russell 2000® Index. The iShares® Russell 2000 Index Fund also may invest its other assets in futures contracts, options on futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA.

Representative Sampling

The iShares® Russell 2000 Index Fund pursues a “representative sampling” strategy in attempting to track the performance of the Russell 2000® Index. The iShares® Russell 2000 Index Fund invests in a representative sample of securities in the Russell 2000® Index that collectively has an investment profile similar to the Russell 2000® Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Russell 2000® Index. The iShares® Russell 2000 Index Fund may or may not hold all of the securities that are included in the Russell 2000® Index.

Correlation

The Russell 2000® Index is a theoretical financial calculation, while the iShares® Russell 2000 Index Fund is an actual investment portfolio. The performance of the iShares® Russell 2000 Index Fund and the Russell 2000® Index may vary due to transaction costs, non-U.S. currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the iShares® Russell 2000 Index Fund’s portfolio and the Russell 2000® Index resulting from legal restrictions (such as diversification requirements) that apply to the iShares® Russell 2000 Index Fund but not to the Russell 2000® Index or due to the use of representative sampling. “Tracking error” is the difference between the performance (return) of the iShares® Russell 2000 Index Fund’s portfolio and that of the Russell 2000® Index.  BFA expects that, over time, the iShares® Russell 2000 Index Fund’s tracking error will not exceed 5%. Because the fund uses a representative sampling indexing strategy, it can be expected to have a greater tracking error than if it used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the iShares® Russell 2000 Index Fund due July , 2013
Industry Concentration Policy

The iShares® Russell 2000 Index Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Russell 2000® Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Holdings Information

As of July 5, 2011, 100.00% of the iShares® Russell 2000 Index Fund’s holdings consisted of equity securities, 0.00% consisted of cash and 0.00% consisted of other assets.  In addition, dividends booked but not yet received amounted to 0.13% of its holdings.  The following tables summarize the iShares® Russell 2000 Index Fund’s top holdings in individual companies and by sector as of such date.

Top holdings in individual securities as of July 5, 2011

Company	Percentage of Total Holdings
Healthspring, Inc.	0.26%
Sotheby’s	0.25%
MFA Financial, Inc.	0.23%
Rosetta Resources Inc.	0.22%
Berry Petroleum Company	0.22%
Netlogic Microsystems, Inc.	0.22%
Parametric Technology Corporation	0.22%
CBL&Associates Properties, Inc.	0.22%
Tenneco Inc.	0.22%
Complete Production Services, Inc.	0.21%

Top holdings by sector as of July 5, 2011

Sector	Percentage of Total Holdings
Financial Services	21.19%
Technology	16.19%
Consumer Discretionary	14.84%
Health Care	12.66%
Producer Durables	11.65%
Materials & Processing	7.21%
Energy	6.76%
Utilities	4.27%
Consumer Staples	2.90%
Product Durables	2.45%

The information above was compiled from the iShares® website. We make no representation or warranty as to the accuracy of the information above. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Russell 2000® Index

We have derived all information contained in this pricing supplement regarding the Russell 2000® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, Russell Investments (“Russell”).  We make no representation or warranty as to the accuracy or completeness of such information.  The Russell 2000® Index was developed by Russell Investment Group (formerly, Frank Russell Company) and is calculated, maintained and published by Russell, a subsidiary of Russell Investment Group.  Russell has no obligation to publish, and may discontinue the publication of, the Russell 2000® Index.

The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

The Russell 2000® Index measures the capitalization-weighted performance of the small-cap stocks included in the Russell 2000® Index (the “Russell 2000 Component Stocks”) and is designed to track the performance of the small capitalization segment of the

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the iShares® Russell 2000 Index Fund due July , 2013

U.S. equity market.  All stocks included in the Russell 2000® Index are traded on a major U.S. exchange.  The companies included in the Russell 2000® Index are the middle 2,000 of the companies that form the Russell 3000E™ Index, which is composed of the 4,000 largest U.S. companies as determined by market capitalization and represents approximately 99% of the U.S. equity market.  The Russell 3000E™ Index is not the same as the Russell 3000® Index, which is a subset of the Russell 3000E™ Index.

Selection of stocks underlying the Russell 2000® Index.  The Russell 2000® Index is a sub-index of the Russell 3000E™ Index.  To be eligible for inclusion in the Russell 3000E™ Index, and, consequently, the Russell 2000® Index, a company’s stock must be listed on the last trading day in May of a given year and Russell must have access to documentation verifying the company’s eligibility for inclusion.  Eligible initial public offerings are added to Russell U.S. indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution.  To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

U.S. companies are eligible for inclusion in the Russell 3000E™ Index and, consequently, the Russell 2000® Index.  Russell uses the following method for determining U.S. companies.  If a company incorporates, has a stated headquarters location, and also trades in the same country (ADRs and ADSs are not eligible), the company is assigned to its country of incorporation. If any of the three do not match, Russell then defines 3 Home Country Indicators (HCIs): country of Incorporation, country of Headquarters, and country of the most liquid exchange as defined by 2-year average daily dollar trading volume (ADDTV).  Using the HCIs, Russell cross-compares the primary location of the company’s assets with the 3 HCIs. If the primary location of assets matches any of the HCIs, then the company is assigned to its primary asset location. However, if there is not enough information to conclude a company’s primary country of assets, Russell uses the primary location of the company’s revenue for the same cross-comparison and assign the company to its home country in a similar fashion. (Note: Russell used one year of assets or revenues information for determining primary country of assets for the 2010 reconstitution. Beginning in 2011, Russell will use an average of two years of assets or revenues data for analysis to reduce potential turnover.) If conclusive country details can not be derived from assets or revenue, Russell assigns the company to the country where its headquarters are located unless the country is a Benefit Driven Incorporation (BDI) country; in which case, the company will be assigned to the country of its most liquid stock exchange.  The BDI countries are Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama, and Turks and Caicos Islands.

The following securities are specifically excluded from the Russell 2000® Index:  (i) stocks that are not traded on a major U.S. exchange; (ii) preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights; and trust receipts; (iii) royalty trusts, limited liability companies, closed-end investment companies (business development companies or BDCs are eligible), blank check companies, special purpose acquisition companies (SPACs) and limited partnerships.

The primary criteria used to determine the initial list of securities eligible for the Russell 3000E™ Index is total market capitalization, which is defined as the price of the shares times the total number of available shares.  All common stock share classes are combined in determining market capitalization.  If multiple share classes have been combined, the price of the primary trading vehicle (usually the most liquid) is used in the calculations.  In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.  Stocks must have a closing price at or above $1.00 (on their primary exchange) on the last day of May to be eligible for inclusion in the Russell 2000® Index. In order to reduce unnecessary turnover, if an existing member of the Russell 2000® Index closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Quarterly IPO additions must have a close price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a close price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a close price at or above $1.00 on another major U.S. exchange, the stock will be eligible for inclusion.

Companies with a total market capitalization of less than $30 million are not eligible for inclusion in the Russell 3000E™ Index and, consequently, the Russell 2000® Index. Companies with only a small portion of their shares available in the marketplace are not eligible for inclusion in the Russell 3000E™ Index and, consequently, the Russell 2000® Index.  Companies with 5% or less float will be removed from eligibility.

The Russell 2000® Index is reconstituted annually to reflect changes in the marketplace.  The list of companies is ranked based on total market capitalization as of the last trading day in May, with the actual reconstitution effective on the first trading day following the final Friday of June each year, except that if the last Friday of June of any year is the 28th, 29th or 30th, reconstitution will occur on the preceding Friday.  Changes in the constituents are pre-announced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Eligible IPOs are added to the Russell 2000® Index at the end of each calendar quarter.  An IPO is defined as any IPO newly available, for the first time, to the public for general investment.  IPOs are added each quarter to make sure new additions to the investing opportunity set are reflected in the Russell 2000® Index.  If a security traded publicly previously, even on a restricted basis, it is not eligible for inclusion as an IPO.  Such a stock may, however, be eligible during the next reconstitution period, along with other eligible securities.

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Market Capitalization.  Russell calculates the total market capitalization of each security to determine whether it is large enough for inclusion in the Russell 3000E™ Index, and consequently, the Russell 2000® Index.  Total market capitalization is determined by multiplying total outstanding shares by the market price as of the last trading day in May for those securities being considered at annual reconstitution.  IPO eligibility is determined each quarter.

Common stock, non-restricted exchangeable shares and partnership units/membership interests (in certain cases, see below for further information) are used to calculate a company’s total market capitalization.  Exchangeable Shares are shares which may be exchanged any time, at the holder’s option, on a one-for-one basis for common stock.  Membership or partnership units/interests represent an economic interest in a limited liability company or limited partnership.  Russell includes membership or partnership units/interests as part of total market capitalization when the company in question is merely a holding company of an underlying entity that issues membership or partnership units/interests and these membership units are the company’s sole asset.  This is not to be confused with operating partnership units that are issued in conjunction with UPREITs.  In these cases, total market capitalization will be calculated based on 100% of the value of all membership interest.

Any other form of shares—such as preferred or convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights or trust receipts—are excluded from the calculation.  If multiple share classes of common stock exist, they are combined.  In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.

During annual reconstitution, the last price traded on the last trading day in May on the primary exchange is used to determine market capitalization.  If a security does not trade on its primary exchange, the lowest price from another major U.S. exchange is used.  In the case where multiple share classes exist, a primary trading vehicle is determined, and the price of that primary trading vehicle (usually the most liquid) is used.

Primary trading vehicles are determined by the last two year’s average trading volume, as of the last trading day in May.  For new members, the common share class with the highest trading volume will be considered the primary trading vehicle, and its associated price and trading symbol will be included in the Russell 3000E™ Index, and consequently, the Russell 2000® Index.  If the volume of each share class is within 20% of each other, the share class with the largest available shares is used.  For share classes without two years of history, all available volume data is used.  At least 100 day trading volume is necessary to consider the class as a primary vehicle for existing members.  New members will be analyzed on all available data, even if data available is less than 100 days.  If applicable, shares held across different share classes will be represented on a mathematically equivalent basis.

IPOs are added to the Russell 3000E™ Index on the basis of total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.  Country assignment determination on IPOs is made using data provided in prospectuses or 10k filings.  Market adjustments to the capitalization breaks will be made using the returns of the broad markets Russell 3000E™ Index, and consequently, the Russell 2000® Index.

In order to be added during a quarter outside of reconstitution, IPOs must meet all Russell U.S. Index eligibility requirements and be offered for the first time to the public during the initial offering period.  Securities offered to the public via OTC or international markets are not considered IPOs.  Additionally, IPOs must meet the following criteria on the final trading day of the month prior to quarter-end: (1) price and trade criteria and (2) rank larger in total market capitalization than the market-adjusted smallest company in the Russell 3000E™ Index as of the latest June reconstitution.

Once the market capitalization for each security is determined by use of total shares and price, each security is placed in the appropriate Russell market capitalization-based index.  The largest 4,000 securities become members of the Russell 3000E™ Index.  The market capitalization breakpoints for the Russell 2000® Index are the market capitalizations for the 1,000th and 3,000th largest companies in the Russell 3000E™ Index as of the latest June reconstitution.

After the initial market capitalization breakpoints are determined, new members are assigned on the basis of the breakpoints and existing members are reviewed to determine if they fall within a cumulative 5% market cap range around these new market capitalization breakpoints.  If an existing member’s market cap falls within this cumulative 5% of the market capitalization breakpoint, it will remain in its current index rather than be moved to a different market capitalization-based Russell index.

Capitalization Adjustments.  The following types of shares are removed from total market capitalization to arrive at free float or available market capitalization.  Adjustments are based on information recorded in SEC corporate filings, including DEF 14, 424B, and 10K filings, or other reliable sources in the event of missing or questionable data (note that 13F filings are not reviewed).

•
Cross-ownership by another member of a Russell index — corporate cross-ownership occurs when shares of a company in the Russell 2000® Index are held by another member of a Russell index (including Russell global indexes), and all shares will be adjusted regardless of any percentage held;

•
Large corporate and private shares — large corporate and private holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the Russell 2000® Index that own 10% or more of the shares outstanding.  However, not to be included in this class are institutional holdings, including investment companies, partnerships, insurance companies, mutual funds, banks or venture capital firms, unless these firms have a

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direct relationship to the company, such as board representation.  In that case, they are considered strategic holdings and are included with the officers/directors group;

•	ESOP or LESOP shares — corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

•	Unlisted share classes — classes of common stock that are not traded on a U.S. exchange are adjusted;

•	IPO lock-ups — shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the IPO enters the Russell 2000® Index; and

•	Government Holdings:

o	Direct government holders: Those holdings listed as “government of” are considered unavailable and will be removed entirely from available shares;

o	Indirect government holders: Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%; and

o	Government pensions: Any holding by a government pension plan is considered institutional holdings and will not be removed from available shares.

Timing and Treatment of Corporate Actions.  Changes to the Russell 3000E™ Index, and consequently, the Russell 2000® Index, are made when an action is final.  To determine whether an action has been completed, Russell uses a variety of reliable public sources.  The sources of this information include company press releases, SEC filings, exchange notifications and Bloomberg or other sources Russell deems reliable.  If it is determined that an action was not final after communication was given to clients, the changes to the index will still occur.

Prior to the completion of an action, Russell estimates the effective date of the corporate action on the basis of the same above sources.  As new information becomes available, Russell will revise the anticipated effective date and ultimately move it to a final, confirmed status.  Final status will rarely be reverted back to preliminary status unless in the event of an error and the correction can be made prior to 11:30 a.m. on the day the action is effective.

Depending upon the time an action is determined to be final, Russell will either (1) apply the action after the close of the current market day (referred to as “t”), or (2) apply the action after the close of the following day (referred to as “t+1”), referred to as a “delayed action.”  The impact of the action and the effective date will be communicated to clients on a regular schedule throughout the day.

Corporate Actions Affecting the Russell 2000® Index.  The following summarizes the types of Russell 2000® Index maintenance adjustments and indicates whether or not a Russell 2000® Index adjustment is required.

•
“No Replacement” Rule — Securities that leave the Russell 2000® Index for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced.  Thus, the number of securities in the Russell 2000® Index over the year will fluctuate according to corporate activity.

•
Mergers and Acquisitions — Mergers and acquisitions (M&A) result in changes to the membership and to the weighting of members within the Russell Indexes. M&A activity is applied to the index after the action is determined to be final. The action will either be applied after the close of the current day (t) or the following day (t+1), depending upon the time it is determined that an action is final.  If an action is determined to be final after 2:00 p.m. Eastern time, the action will be delayed and applied the following day (t+1).

o
Merger or acquisition between members of the Russell 3000E™ Index or a Russell global index — In the event a merger or acquisition occurs between members of the Russell 3000E™ Index or a Russell global index, the acquired company is deleted and its market capitalization moves to the acquiring company’s stock, according to the merger terms.  Cross-ownership of the surviving entity is determined by a weighted average (by market value) of the cross-ownership of the two previous companies prior to the merger.  Market values at t-1 are used for this determination.

o
If Russell is able to determine the status of the action to be final prior to 2:00 p.m. Eastern — These actions will be applied after the close of the current day (t).  Deletes will be removed at the last traded price (t), and increases to shares outstanding of the acquiring company will be adjusted simultaneously.

o
If Russell is able to determine the status of the action to be final after 2:00 p.m. Eastern — These actions will be deemed a “delayed action” and will be applied after the close of the following day (t+1).  A synthetic position of the company will remain in the index for one day, and a calculated closing price for the acquired entity or merged entity will be established.  The calculated price is determined by the terms of the action and based on the last traded price of the acquiring company (t+1).  For real-time calculations, intra-day trading will reflect a stale price for the acquired entity.  If the merger involves an election, the default terms will be used.

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o
Merger or acquisition between a member and a non-member — A non-member is defined as a company that is not a member of the Russell 3000E™ Index or a Russell global index. A merger or acquisition between one member of the Russell 3000E™ Index and one non-member can take two forms: (1) The acquiring company is a member of the Russell 3000E™ Index and the acquired company is not; or (2) The acquiring company is not a member, but the acquired company is a member. In the second case, it may be determined that the action falls into the category of a reverse merger, and special processing will be applied.

•	If the acquiring company is a member: In this case, the acquiring company’s shares are adjusted at month end (see “Market Capitalization” above for further details).

•	If the acquiring company is not a member: These types of actions can take two forms, either a reverse merger or a standard acquisition.

o
Reverse mergers — When a Russell 3000E™ Index member is acquired or merged with a private, non-publicly-traded company or OTC company, Russell will review the action to determine whether it is considered a reverse merger. A reverse merger is defined as a transaction that results in a publicly traded company that meets all requirements for inclusion in a Russell index. If it is determined that an action is a reverse merger, the following rules will be applied:

•
The newly formed entity will be placed in the appropriate market capitalization index after the close of the day following the completion of the merger (t+1). The delay is necessary to capture an opening price. Index placement will be determined by using the market-adjusted breakpoints from the last reconstitution.

•	The acquired company will be simultaneously removed from the current index (t+1), capturing synthetic performance for the day of t+1.

•	Cross-ownership will be determined on the basis of the most recent SEC filings.

o	Standard action — The acquired company is deleted after the action is final.

o
If Russell is able to determine the status of the action to be final prior to 2:00 p.m. Eastern — Actions resulting in a delete will result in the company’s removal after the close of the current day (t) at the last traded price.

o
If Russell is able to determine the status of the action to be final after 2:00 p.m. Eastern —  These actions will be deemed a “delayed action” and will be applied after the close of the following day (t+1). The deleted company will remain in the index at a stale price, based on the previous day’s close, and will be removed the following day at a synthetic price of the acquiring company.

•
Reincorporations — Members of the index that are reincorporated to another country are analyzed for country assignment the following year during reconstitution, as long as they continue to trade in the U.S. Companies that reincorporate and no longer trade in the U.S. are immediately deleted from the U.S. indexes and placed in the appropriate country within a Russell global index. Those that reincorporate to the U.S. during the year, will be assessed during reconstitution for membership.

•
Reclassifications of shares (primary vehicles) — Primary vehicles will not be assessed or changed outside of a reconstitution period unless the existing class ceases to exist. In the event of extenuating circumstances signaling a necessary primary vehicle change, proper notification will be made.

•
Rights offerings — Rights offered to shareholders are reflected in the index on the date the offer expires for non-transferable rights and on the ex-date for transferable rights. In both cases, the price is adjusted to account for the value of the right on the ex-date, and shares are increased according to the terms of the offering on that day (t). The value of the right is determined by use of the market value of the right, if available. If there is no market value available, the value of the right is calculated. If the value of the right is deemed worthless (value is less than zero), no price adjustment will be made. Rights issued in anticipation of a takeover event, or “poison pill” rights are excluded from this treatment and no price adjustment is made for their issuance or redemption.

•
Changes to shares outstanding — Changes to shares outstanding due to buybacks (including Dutch auctions), secondary offerings, merger activity with a non-index member and other potential changes are updated at the end of the month in which the change is reflected in vendor-supplied updates and are verified by Russell by use of an SEC filing.  No month share adjustments are made at June month end due to the most recent reconstitution.

For a change in shares to occur, the cumulative change to available shares must be greater than 5%. These share changes are communicated to clients two trading days prior to month-end and include shares provided by the vendor and verified by Russell three days prior to month-end. The float factor determined at reconstitution is applied to the new shares issued or bought back. For example, assuming that a new issuance of 1,000 shares is greater than 5% of the available shares and that the current float factor is 50%, 500 shares would be added to the index. (Note: If any new

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shares issued are unavailable according to the filing, that portion will not be added to the index.)

•
Spin-offs — The only additions between reconstitution dates result from spin-offs and initial public offerings. Spin-off companies are added to the parent company's index and capitalization tier of membership if the spin-off company is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 3000E™ Index at the latest reconstitution.

If the spun-off company is not large enough to be added to the index and is not trading on a “when-issued” basis, the index will recognize the performance of the spin-off during its first day of trading through a synthetic price/performance of the parent company. This will allow holders one trading day to liquidate positions and replicate the index. If the spun-off company is not large enough to be added to the index but is trading on a when-issued basis, the index will remove the spun-off company’s value by using the when issued price.

If a U.S. spin-off from a Russell global ex-U.S. index member occurs, the spun-off company will also be placed in the parent’s index and capitalization tier of the Russell global index.

If the price of a spin-off is not available, a price will be established by first using an exchange provided estimate or a Russell calculated estimate if the exchange does not provide one. At the close the first day of trading, a synthetic price/performance will be calculated to account for the actual opening price of the spin-off. This price/performance is calculated to capture accurate performance of both the spin-off and parent for the day. Note, real time calculations will reflect only the estimated performance on the two companies as actual performance is not captured until end of day.

•
Tender offers — A company acquired as the result of a tender offer is removed when the offer has fully expired and when it is determined that the company will finalize the process with a short-form merger. Because this information is typically not available until after the close, clients will be given notice one trading day prior to the removal of the acquired company, and the company will be removed at t+1 at the last traded market price.

Shares of the acquiring company, if a member of the Russell 3000E™ Index, will be increased simultaneously at t+1, if applicable.

•
Delisting — Only companies listed on U.S. exchanges are included in the Russell 3000E™ Index, and consequently, the Russell 2000® Index. Therefore, when a company is delisted from a U.S. exchange and moved to OTC, the company is removed from the Russell 3000E™ Index, and consequently, the Russell 2000® Index. When this occurs, the company is removed either at the close of the current day (t) at the last traded price, or the following day (t+1), using the closing OTC price.

Securities continuing to trade on the primary exchange (non-halted):

o	If Russell determines the status of the action to be final prior to 2:00 p.m. Eastern: These deletes will be applied after the close of the current day (t), using the last traded price.

o
If Russell determines the status of the action to be final after 2:00 p.m. Eastern: These deletes will be deemed “delayed actions” and will be carried out after the close of the following day (t+1), using the closing OTC price.

Securities previously halted that fail to trade on the primary exchange prior to being moved to the OTC will always be removed the following day (t+1) at the OTC closing price, regardless of the time of notification.

•
Bankruptcy and voluntary liquidations — Companies filing for Chapter 7 bankruptcy or have filed a liquidation plan will be removed from the Russell 3000E™ Index, and consequently, the Russell 2000® Index, at the time of filing. Companies filing for Chapter 11 reorganization bankruptcy will remain members of the index, unless the companies are delisted from the primary exchange. In that case, normal delisting rules will apply. If a company files for bankruptcy, is delisted and it can be confirmed that it will not trade OTC, Russell may remove the stock at a nominal price of $0.0001.

•
Stock distributions — Stock distributions can take two forms: (1) a stated amount of stock distributed on the ex-date, or (2) an undetermined amount of stock based on earnings and profits to be distributed at a future date. In both cases, a price adjustment is done on the ex-date of the distribution. Shares are increased on the ex-date for category (1) and on the pay-date for category (2).

•
Dividends — Gross dividends are included in the daily total return calculation of the indexes on the basis of their ex-dates. The ex-date is used rather than the pay-date because the marketplace price adjustment for the dividend occurs on the ex-date. Monthly, quarterly and annual total returns are calculated by compounding the reinvestment of dividends daily. The reinvestment and compounding is at the total index level, not at the security level. Stock prices are adjusted to reflect special cash dividends on the ex-date. If a dividend is payable in stock and cash and the stock rate cannot be determined by the ex-date, the dividend is treated as all cash.

•
Halted securities — Halted securities are not removed from the Russell 3000E™ Index, and consequently, the Russell 2000® Index, until the time they are actually delisted from the exchange (see “Delisting”). If a security is halted, it remains in the index at the last traded price from until the time the security resumes trading or is officially delisted.

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HISTORICAL INFORMATION

The following chart sets forth the daily historical performance of the iShares® Russell 2000 Index Fund in the period from July 5, 2006 through July 5, 2011.  The closing price of the iShares® Russell 2000 Index Fund on July 5, 2011 was 84.05.  We obtained the closing prices below from Bloomberg, without independent verification.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

These historical prices for the iShares® Russell 2000 Index Fund are not indicative of the future performance of the iShares® Russell 2000 Index Fund or what the value of the securities will be.  Any historical upward or downward trend in the price per share of the iShares® Russell 2000 Index Fund during any period set forth below is not an indication that the iShares® Russell 2000 Index Fund is more or less likely to increase or decrease at any time during the term of the securities.  You cannot predict the future performance of the securities or the iShares® Russell 2000 Index Fund based on the historical performance of the iShares® Russell 2000 Index Fund.  Neither we nor RBSG can guarantee that the price per share of the iShares® Russell 2000 Index Fund will increase.

High and Low Closing Prices of the iShares® Russell 2000 Index Fund
	High	Low		High	Low
	$	$		$	$
2006			2009
First Quarter	75.97	68.03	First Quarter	51.27	34.36
Second Quarter	77.58	66.69	Second Quarter	53.19	42.82
Third Quarter	73.26	66.70	Third Quarter	62.02	47.87
Fourth Quarter	79.35	71.26	Fourth Quarter	63.36	56.22

2007			2010
First Quarter	82.39	75.17	First Quarter	69.25	58.68
Second Quarter	84.79	79.75	Second Quarter	74.14	61.08
Third Quarter	85.74	75.20	Third Quarter	67.67	59.04
Fourth Quarter	84.18	73.02	Fourth Quarter	79.22	66.94

2008			2011
First Quarter	75.12	64.30	First Quarter	84.17	77.18
Second Quarter	76.17	68.47	Second Quarter	86.37	77.77
Third Quarter	75.20	65.50	Third Quarter (through July 5, 2011)	84.09	84.05
Fourth Quarter	67.02	38.58
Source: Bloomberg

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Summary Tax Consequences

You should review carefully the section in the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment:

•	you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange; and

•
subject to the potential application of the “constructive ownership” regime discussed below, your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year.

If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

Even if the treatment of the securities as prepaid financial contracts is respected, the securities could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain you would have recognized if on the issue date you had invested the face amount of your securities in shares of the Underlying Equity Fund and sold those shares for their fair market value on the date your securities are sold, exchanged, or retired). Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

For a discussion of U.K. tax considerations relating to the securities, you should refer to the section in the accompanying product supplement entitled “Taxation in the United Kingdom.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the iShares® Russell 2000 Index Fund due July , 2013

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed RBS Securities Inc. (“RBSSI”) as our selling agent for this offering.  RBSSI will purchase these securities as principal for its own account at the discount set forth on the cover of this pricing supplement.   RBSSI has informed us that, as part of its distribution of the securities, it intends to reoffer the securities to other dealers who will sell the securities.  Each such dealer engaged by RBSSI, or further engaged by a dealer to whom RBSSI reoffers the securities, will purchase the securities at an agreed concession, not in excess of the discount that RBSSI will receive from us.  RBSSI has informed us that such concessions may vary from dealer to dealer and that not all dealers will purchase or repurchase the securities at the same concession.  You can find a general description of the commission rates payable to the selling agents under “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.  In addition, RBSSI has entered into an agreement with SIP America LLC (“SIP America”), a registered broker-dealer and FINRA member, under which RBSSI will pay SIP America a fee in an amount equal to 0.50% of the face value of securities issued by RBS on the settlement date in consideration for its role in marketing the securities.  No securities will be sold by RBSSI to or through SIP America in this offering.

RBSSI is an affiliate of ours and RBSG.  RBSSI will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate.  Following the initial distribution of any of these securities, RBSSI may offer and sell those securities in the course of its business as a broker-dealer.  RBSSI may act as principal or selling agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  RBSSI may use this pricing supplement and the accompanying prospectus and product supplement, in connection with any of those transactions.  RBSSI is not obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

We and our affiliates, including RBSSI, may enter into one or more hedging transactions in connection with this offering of securities.  See “Use of Proceeds; Hedging” in the accompanying product supplement.

To the extent the total aggregate amount of the securities being offered by this pricing supplement is not purchased by investors in the offering, one or more of our affiliates has agreed to purchase the unsold portion, which may constitute up to 15% of the total aggregate amount of the securities, and to hold such securities initially for its own investment purposes.  See “The holding of securities by our affiliates and future sales by our affiliates could be in conflict with your interests” under the heading “Risk Factors” and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Clearance and Settlement

We may deliver the securities against payment therefor on a date that is greater than three business days following the pricing date.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree to otherwise.  Accordingly, if the initial settlement of the securities occurs more than three business days from the pricing date, purchasers who wish to trade the securities more than three business days prior to the original issue date of the securities will be required to specify alternative arrangements to prevent a failed settlement.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the iShares® Russell 2000 Index Fund due July , 2013

Where You Can Find More Information

RBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement and other documents, including the applicable product supplement, related to this offering that RBS has filed with the SEC for more complete information about RBS and the offering of the securities.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, RBS, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and product supplement if you request by calling toll free (866) 747-4332.

You should read this pricing supplement together with the prospectus dated May 18, 2010, and the more detailed information contained in the product supplement dated April 7, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Prospectus Supplement No. EPN-1 dated April 7, 2011: http://www.sec.gov/Archives/edgar/data/729153/000095010311001325/dp21933_424b5.htm

•	Prospectus dated May 18, 2010: http://www.sec.gov/Archives/edgar/data/729153/000095010310001492/dp17682_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 729153.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us” and “our” or similar references are to The Royal Bank of Scotland plc.

The securities are our unsecured and unsubordinated obligations issued as part of our RBS NotesSM program and guaranteed by RBSG.  RBS NotesSM is a service mark of The Royal Bank of Scotland N.V., one of our affiliates.

We reserve the right to withdraw, cancel or modify any offering of the securities and to reject orders in whole or in part prior to their issuance.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the iShares® Russell 2000 Index Fund due July , 2013
Four Categories of RBS Investor Products

RBS Investor Products is the brand name for RBS’s securities offerings that provide market-driven investment solutions across different asset classes and investor risk profiles to help meet your portfolio needs.  RBS Investor Products are divided into four broad categories depending on the level of risk to your principal invested at maturity:  Protection, Fixed Buffer, Contingent Buffer and Full Exposure.  These broad categories are intended to help you to first understand the degree of your principal at risk at maturity, before you consider the upside potential of RBS Investor Products.  The following description is only an overview of the four categories of RBS Investor Products, and does not represent any particular security nor guarantee performance.  All payments due on RBS Investor Products are subject to the credit risk of RBS, as the issuer, and RBSG, as the guarantor of the issuer’s obligations under the securities.

Protection investments provide for full or partial protection on your invested principal at maturity against downside market movements, subject to the creditworthiness of the issuer and the guarantor.  These securities are designed for investors who place a priority on the preservation of principal at maturity, while potentially offering better returns than traditional fixed income investments.  These securities tend to have a longer term than securities that do not offer protection, and principal invested is not protected prior to maturity.

Fixed Buffer investments provide a modest buffer at maturity against downside market movements.  These securities are designed for investors who seek potential growth or income, and who also seek some cushion against modest market declines up to a specified buffer.  You are exposed to the full market decline in the underlying asset beyond the specified buffer, and you can lose some or a substantial portion of your investment.

Contingent Buffer investments provide some protection against downside market movements only if the underlying asset does not fall to or below a specified level during the term of the securities.  If the underlying asset falls to or below this specified level, you are exposed to the full market decline in the underlying asset at maturity without any cushion against downside market movements.  These investments are for more aggressive investors who can tolerate full downside risk but find the contingent buffer to be an appealing form of tactical cushion.  You can lose some or all of your investment.

Full Exposure investments expose investors to full downside risk to any decline in the underlying asset.  These investments are meant for investors who are willing to take full market risk in return for either enhanced appreciation or access to a unique underlying asset or strategy.  You can lose some or all of your investment.

RBS Investor Products can provide access to a range of asset classes and risk and potential return profiles.  These investments can play an important role as a portion of a diversified investment portfolio.  In assessing the potential return of any RBS Investor Product, you should understand that these securities involve significant investment risks, and you should carefully review the applicable pricing supplement, product supplement and prospectus before investing.